Exhibit 99.1

Histogenics Corporation Announces Dr. Gloria Matthews as Chief Medical Officer

Globally Recognized Thought Leader in Cell Therapy, Cartilage Repair and Orthopedics Joins Executive Team

WALTHAM, Mass., July 15, 2015 /PRNewswire/ – Histogenics Corporation (Histogenics) (Nasdaq: HSGX), a regenerative medicine company focused on developing and commercializing products in the musculoskeletal space, announced the appointment of Dr. Gloria Matthews, DVM, Ph.D., DAVCS, as its Chief Medical Officer. Dr. Matthews brings more than 20 years of global research, development and surgical experience in orthopedics and cartilage repair to Histogenics, and in her new role, will oversee all clinical and medical affairs activities at Histogenics. She is an accomplished scientist, educator, guest speaker and surgeon with broad ranging expertise in orthopedic and rheumatologic diseases, among other therapeutic areas, and has significant functional experience in cellular and gene therapy, biomaterials and growth factors.

“We are delighted to welcome someone with Dr. Matthews’ background and experience to the Histogenics executive team. Her scientific acumen, development and clinical experience with the leading cartilage regeneration therapies and clinical sites are welcomed by our internal teams and investigators in our ongoing Phase 3 trial of NeoCart®,” stated Adam Gridley, President and Chief Executive Officer of Histogenics. “With deep relationships both as a clinician and an educator, we’re excited to have Dr. Matthews join as at this exciting juncture to lead our ongoing trial, and to develop and drive additional future development programs for therapies in the musculoskeletal space. In addition, her experience with strategic oversight of various United States and global development programs across biologics, drugs and devices will be critical as we further build our pipeline through internal development or strategic alliances.”

Prior to Histogenics, Dr. Matthews most recently served as Senior Director and Global Head of Bone and Joint Disease Research and Development at Genzyme, a Sanofi company. During her tenure at Genzyme, Dr. Matthews was involved in clinical and preclinical development and/or post-market support of cell, gene, growth factor, small molecule, and biomaterial based products in the orthopedic and rheumatologic space, including Carticel®, MACI®, Synvisc®, Synvisc One®, and an early clinical development stage Trk inhibitor for osteoarthritis. Her active research areas include cell and molecular biology of osteoarthritis and cartilage repair as well as orthopedic imaging. Dr. Matthews sits on the Board of Directors for the Orthopaedic Research Society for which she chairs the Executive Finance Committee as Treasurer. She chairs the Musculoskeletal Committee of the American Society for Gene and Cell Therapy and also serves on the NIH SBIR Scientific Review Group/Grant Review Committee (study section), the Strategic Alliance Committee of the Osteoarthritis Research Society International, the fNIH Osteoarthritis Biomarkers Working Group, and as a reviewer for the Osteoarthritis Initiative Bioresource Allocation Committee. Dr. Matthews has also established several high-profile collaborations in medicine, academia and industry, and is a published inventor and researcher. She received both her DVM and Ph.D. from Cornell University and became board certified by the American College of Veterinary Surgeons following an equine surgery and sports medicine residency at Tufts University.

About Histogenics Corporation

Histogenics is a regenerative medicine company focused on developing and commercializing products in the musculoskeletal segment of the marketplace. Histogenics’ regenerative medicine platform combines expertise in cell processing, scaffolding, tissue engineering, bioadhesives and growth factors to provide solutions that can be utilized individually or in concert to treat musculoskeletal-related conditions. Histogenics’ first investigational product candidate, NeoCart®, leverages its platform to provide an innovative treatment in the orthopedic space, specifically cartilage damage in the knee.

Forward-Looking Statements

Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “anticipate,” “believe,” “can,” “could,” “expect,” “estimate,” “design,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “target,” “likely,” “should,” “will,” and “would,” or the negative of these terms and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties.

Important factors that could cause actual results to differ materially from those reflected in the Company’s forward-looking statements include, among others: the timing and success of Histogenics’ NeoCart® Phase 3 clinical trial, including, without limitation, possible delays in enrolling the NeoCart® Phase 3 clinical trial; the ability to obtain and maintain regulatory approval of NeoCart® or any product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Histogenics’ product candidates; the ability to obtain and maintain regulatory approval regarding the comparability of critical NeoCart® raw materials following our technology transfer and manufacturing location transition; the size and growth of the potential markets for Histogenics’ product candidates and the ability to serve those markets; Histogenics’ expectations regarding its expenses and revenue; the sufficiency of Histogenics’ cash resources and needs for additional financing; Histogenics’ ability to attract or retain key personnel; the technologies on which Histogenics’ channel partnering agreement with Intrexon Corporation is based are currently in preclinical and clinical stages of development; Histogenics will incur additional expenses in connection with its exclusive channel collaboration agreement with Intrexon Corporation and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Histogenics’ Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 27, 2015 and Quarterly Report on Form 10-Q for the three months ended March 31, 2015 filed with the SEC on May 14, 2015 and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Histogenics’ annual report on Form 10-K and quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Histogenics’ results.

There can be no assurance that the actual results or developments anticipated by Histogenics will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Histogenics. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to Histogenics or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Histogenics cautions investors not to rely too heavily on the forward-looking statements Histogenics makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Histogenics undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Jon Lieber, Chief Financial Officer

Tel: +1 (781) 547-7909

InvestorRelations@histogenics.com